Exhibit 2

POWER OF ATTORNEY

The undersigned hereby constitute and appoint Jane Spray, John J. Fisher and Kathryn A. Hall, and each of them, the lawful attorneys-in-fact and agents with full power and authority to execute and file on the undersigned’s behalf, both as an individual in his capacity as Manager of FCH TBME LLC and on behalf of FCH TBME LLC, any and all instruments including Forms 3, 4 and 5, and Schedules 13D and 13G (collectively, the “Filings”), and any amendments, supplements or successor forms thereto pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules or regulations or requirements of the Securities and Exchange Commission in connection with the undersigned’s reporting obligations pursuant to Section 13(d) of the Exchange Act and Section 16(b) of the Exchange Act.

The authority of Jane Spray, John J. Fisher and Kathryn A. Hall and each of them shall continue until the undersigned is no longer required to file any of the Filings, unless earlier revoked in writing. The undersigned hereby ratifies, confirms and approves in all respects all Filings (including amendments thereto) and actions taken by any of the attorneys-in-fact relating to such Filings.

The undersigned acknowledges that neither of the attorneys-in-fact are assuming any of the undersigned’s responsibilities to comply with Section 13 or Section 16 of the Exchange Act.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

NAME	DATE

FCH TBME LLC	December 16, 2016

/s/ Robert J. Fisher
By: Robert J. Fisher

As Manager

/s/ Robert J. Fisher
By: Robert J. Fisher	December 16, 2016